Exhibit 99.1

Mistras Group Delivers Strong Fiscal 2012 Revenue and Earnings Growth.

Revenue Increases 29%, Adjusted EBITDA Increases 25%, Expects Double Digit Growth in Fiscal 2013

PRINCETON JUNCTION, N.J., August 8, 2012 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG — News), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for its fiscal year and fourth quarter ending May 31, 2012. Revenue for fiscal 2012 was $436.9 million and net income was $21.4 million, or $0.74 per diluted share.

Fiscal 2012 Financial Highlights:

•	Revenue of $436.9 million increased 29%; organic revenue growth was 16%.

•	Achieved double digit growth in all three business segments.

•	Adjusted EBITDA*, a non-GAAP measure detailed later in this release, increased 25% to $65.2 million.

•	Adjusted Net Income*, a non-GAAP measurement detailed later in this release, increased 31% to $21.8 million, or $0.76 per diluted share.

•	Ended fiscal 2012 with $8.4 million in cash, $50.9 million in net debt and $100.0 million available on the revolving credit facility.

•	SG&A as a percent of revenues was 19.0%, versus 19.5% in fiscal 2011.

Fourth Quarter 2012 Financial Highlights:

•	Revenue was $127.1 million, an increase of 24% from the fourth quarter of fiscal 2011.

•	Adjusted EBITDA* increased 11% to $19.3 million.

•	Adjusted Net Income* was $7.1 million, or $0.25 per diluted share.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated “I am very proud that Mistras completed the year with its best performance on record. Fiscal 2012 was another excellent year for Mistras, as we once again achieved growth of more than 20% in revenue, Adjusted EBITDA*, operating income and net income. We continue to be pleased with the momentum of our business, especially the revenue growth we achieved across all of our end-user markets.”

“While we fell short of our fourth quarter margin goals, which were largely impacted by timing, we expect to increase operating leverage in fiscal 2013,” Vahaviolos added. “The fundamentals of our business are strong and I am confident in our prospects going forward and believe we will continue to deliver solid results and double digit growth in revenue and profitability. We are very pleased with our cash flow and liquidity, which can help facilitate accretive investments and acquisitions in fiscal 2013.”

Outlook and Guidance for Fiscal 2013

The Company’s outlook is for continued double digit growth in revenue and Adjusted EBITDA*. The Company projects its fiscal 2013 revenues to be in the range of $495 million to $520 million and Adjusted EBITDA* to be in the range of $74 million to $84 million. Mistras does not provide quarterly guidance, but expects to affirm or update its annual guidance at least quarterly.

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Thursday, August 9th at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-877-261-8990 and use confirmation code 33036016 when prompted. The International dial-in number is 1-847-619-6441.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies — 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software — to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission on August 12, 2011, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The terms “Adjusted EBITDA”, “Adjusted Net Income”, and adjusted earnings per share are financial measurements not calculated in accordance with generally accepted accounting principles in the U.S (“GAAP”). The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA, Adjusted Net Income, and adjusted earnings per share because they provide additional metrics to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business. An explanation of Adjusted EBITDA, Adjusted Net Income, and adjusted earnings per share and reconciliations of these to financial measurements under GAAP are set forth in the tables attached to this press release.

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Mistras Group, Inc.

Unaudited Consolidated Statement of Operations

(in thousands, except per share data)

	For the year ended May 31,		For the three months ended May 31,
	2012	2011	2012	2011
Revenues:
Services	$394,035	$308,702	$112,938	$92,086
Products	42,840	29,887	14,152	10,043

Total revenues	436,875	338,589	127,090	102,129

Cost of revenues:
Cost of services	271,676	209,512	77,406	61,758
Cost of products sold	19,940	12,468	7,846	4,664
Depreciation related to services	14,929	12,576	4,290	3,324
Depreciation related to products	640	630	77	163

Total cost of revenues	307,185	235,186	89,619	69,909

Gross profit	129,690	103,403	37,471	32,220
Selling, general and administrative expenses	83,098	65,983	23,533	18,884
Research and engineering	2,059	2,150	290	512
Depreciation and amortization	6,455	5,386	1,668	1,497
Acquisition-related costs	1,309	—	799	—
Legal reserve	—	273	—	(78)

Income from operations	36,769	29,611	11,181	11,405
Other expenses
Interest expense	3,803	2,773	1,183	816
Gain on extinguishment of long-term debt	(671)	—	(784)	—

Income before provision for income taxes	33,637	26,838	10,782	10,589
Provision for income taxes	12,291	10,502	3,619	3,940

Net income	21,346	16,336	7,163	6,649
Net loss (income) attributable to noncontrolling interests, net of taxes	7	95	(31)	69

Net income attributable to Mistras Group, Inc.	21,353	16,431	7,132	6,718
Accretion of preferred stock	—	—	—	—

Net income attributable to common shareholders	$21,353	$16,431	$7,132	$6,718

Earnings per common share:
Basic	$0.77	$0.61	$0.25	$0.25
Diluted	$0.74	$0.61	$0.25	$0.25
Weighted average common shares outstanding:
Basic	27,839	26,724	27,972	26,899
Diluted	28,685	26,933	28,935	27,384

Mistras Group, Inc.

Unaudited Operating Data by Segment

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2012	2011	2012	2011
Revenues
Services	$96,300	$85,041	$349,793	$283,139
Products and Systems	13,654	10,131	40,083	26,105
International	20,672	9,736	59,466	36,798
Corporate and eliminations	(3,536)	(2,779)	(12,467)	(7,453)

	$127,090	$102,129	$436,875	$338,589

	Three months ended May 31,		Year ended May 31,
	2012	2011	2012	2011
Gross profit
Services	$26,412	$24,479	$94,413	$77,883
Products and Systems	5,626	4,799	18,578	13,239
International	6,843	3,456	19,106	12,922
Corporate and eliminations	(1,410)	(514)	(2,407)	(641)

	$37,471	$32,220	$129,690	$103,403

Mistras Group, Inc.

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2012	2011	2012	2011
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc.	$7,132	$6,718	$21,353	$16,431
Interest expense	1,183	816	3,803	2,773
Provision for income taxes	3,619	3,940	12,291	10,502
Depreciation and amortization	6,035	4,984	22,024	18,592

EBITDA	$17,969	$16,458	$59,471	$48,298
Legal reserve	—	(78)	—	273
Stock compensation expense	1,306	1,071	5,097	3,751
Acquisition related costs	799	—	1,309	—
Gain on extinguishment of debt	(784)	—	(671)	—

Adjusted EBITDA	$19,290	$17,451	$65,206	$52,322

Mistras Group, Inc.

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. (GAAP) to Adjusted Net Income and Adjusted Earnings Per Share

(Non-GAAP)

(in thousands)

	Three months ended May 31,		Years ended May 31,
	2012	2011	2012	2011
Adjusted net income
Net income attributable to Mistras Group, Inc. (GAAP)	$7,132	$6,718	$21,353	$16,431
Acquisition-related costs ($0.8 million and $1.3 million, pre-tax for the three months and year ended May 31, 2012, respectively)	531	—	831	—
Legal reserve ($0.3 million, pre-tax for the year ended May 31, 2011)	—	—	—	166
Gain on extinguishment of long-term debt ($0.8 million and $0.7 million, pre-tax for the three months and year ended May 31, 2012, respectively)	(521)	—	(426)	—

Adjusted net income (Non-GAAP)	$7,142	$6,718	$21,758	$16,597

Adjusted diluted net earnings per common share
Diluted earnings per common share (GAAP)	$0.25	$0.25	$0.74	$0.61
Acquisition-related costs	0.02	—	0.03	—
Legal reserve	—	—	—	0.01
Gain on extinguishment of long-term debt	(0.02)	—	(0.01)	—

Adjusted diluted net earnings per common share (Non-GAAP)	$0.25	$0.25	$0.76	$0.62

Mistras Group, Inc.

Other Financial Information

(in thousands)

	May 31,
	2012	2011
Selected Balance Sheet Information:
Cash and cash equivalents	$8,410	$10,879
Working capital	69,304	56,191
Total debt	59,274	37,327
Total Mistras Group, Inc. stockholder’s equity	193,012	167,157